January 24, 2024

Mutual Fund Series Trust

4221 North 203rd Street, Suite 100

Elkhorn, Nebraska 68022

Re:       Mutual Fund Series Trust, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 525 to the Mutual Fund Series Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 526 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP